EXHIBIT 10.13

EMPLOYMENT AGREEMENT

This Employment Agreement (Agreement) is made and entered into on September 29th, 2004

BETWEEN:

MoneyFlow Systems International Inc., a company duly Incorporated under the laws of Nevada, and having an office located at Suite N, 7003 – 5th Street S.E.  Calgary, Alberta Canada T2H 2G2

(hereinafter referred to as "Employer")

AND:

Philip Moriarity, businessman, having an address at 3641 East Pender, Vancouver, British Columbia, Canada V5K 2E5

(hereinafter referred to as "Employee".)

In consideration of the mutual covenants set forth below, Employer agrees to hire Employee and Employee agrees to work for Employer as set forth in this Agreement.

1.

SPECIAL DEFINITIONS

A.

MoneyFlow Systems International Inc.  is a public company whose shares are traded on the OTC Bulleting Board exchange;

B.

Interglobe Security Corp. (or such other name as may be acceptable to the regulatory authorities having jurisdiction) will be Incorporated as a subsidiary company of MoneyFlow (hereinafter "ISC");

C.

Employer is MoneyFlow Systems International Inc., up to and including that time that ISC has been properly incorporated, after which date ISC shall assume all obligations of MoneyFlow under this Agreement.

2.

DESCRIPTION OF DUTIES

A.

Employment Position Description

1)

The Employee shall be employed in the capacity of President of Interglobe Security Corp.;

2)

Moneyflow Systems International Inc., through its subsidiary Interglobe Security Corp., is the Employee's employer;

3)

The Employee reports to the CEO of MoneyFlow; and

4)

The Employee is invited to become a member of the employer's Board of Directors ("Board") and will be nominated for re-election to the Board.

B.

Essential Job Functions and Duties

1)

The essential job functions or duties of this position are as follows:

a)

To ensure that the board of directors, executive committee, and corporate officers are fully informed of corporate conditions and of all important factors influencing them.

b)

To attend all meetings of the board of directors and executive committee.

c)

To prepare such plans, formulations and recommendations for the approval of the board of directors as involve basic policies and programs that will further corporate objectives.

d)

To carry out and execute all resolutions and directives of the board of directors unless these are specifically assigned to other personnel.

e)

To develop specific administrative policies, procedures, and programs to implement the general policies of the Board of Directors.

f)

To establish a sound organizational structure for the head office.

g)

Planning the general administration of Interglobe Security Corp.

h)

to represent the Corporation in any and all administrative and/or regulatory matters affecting the security and surveillance industry.

i)

to direct and coordinate all approved staff programs, projects, and major activities.

j)

to recruit, hire, trained all corporate personnel, and to be responsible for their respective promotions and terminations.

k)

to define staff duties, establish performance standards, conduct performance reviews, and maintain a competitive salary structure.

1)

to provide the necessary liaison in staff support to committee chairman to enable committees to properly perform their functions, to ensure that committee decisions and recommendations are submitted to the Board of Directors for approval.

m)

to execute such contracts and corporate commitments as are authorized by the Board of Directors or are generally approved within established corporate policies.

n)

to promote the Employer's interest and active participation in industry association activities, membership, and participation with local and chapter groups; at to report corporate activities through the corporate communications media.  Additionally, Employee is responsible for maintaining effective relationships with other organizations, whether these be public or private.

o)

to ensure that all funds, physical assets, and other property owned by the Employer are properly and appropriately safeguarded, administered and operated within the approved budget.

p)

to plan, coordinate and conduct such public relations programs as are deemed necessary to enhance the public acceptance of the industry and the corporation.

q)

to develop training programs to advance professional, technical and managerial skills of the employees, operating within the budget program objectives as established by the Board of Directors.

The functions and duties set forth above do not act as a limitation on the scope of the functions and duties.  Employee shall perform such other duties as are customarily performed by other persons in similar such positions whether at this company or within other companies in our industry.  Employee shall also perform such other duties as assigned from time to time by the Employer.

C.

Employee Performance Evaluation

Performance standards for this position are attained when the following are completed.

1)

The policies offered for consideration by the board of directors are forward-looking and add to the constructive growth of the corporation's influence.

2)

Officers, committee chairmen, and other corporation leaders are fully informed as to the activities and plans in their particular areas.

3)

The headquarters office s efficiently and effectively organized for the maximum benefit of the corporation.

4)

Programs of the corporation are well managed through planning, organization, coordination, and control.

5)

Staff members are efficiently and effectively managed to the maximum benefit of the corporation; the staff is of the highest quality possible.

6)

Committee liaison is supported, timely, and effective.

7)

Corporate educational programs are forward-looking and add to the needed expertise of the employees.

8)

Corporate meetings are well planned, organized, and effective.

9)

Communications of the corporation's purpose, programs, and activities penetrate to the target or level planned.

10)

Lobbying activities on behalf of the corporation are as effective as or more successful than usual.

11)

Speeches and presentations on behalf of the corporation are well received, present the corporation's story in a positive manner, and are effective.

D.

Duty Of Loyalty And Best Efforts

Employee shall devote all of his time, attention, knowledge, and skills to Employer's business interests and shall at all times do so in good faith, with best efforts, and to the reasonable satisfaction of the Employer.  Employee understands that he shall be entitled to only that compensation, benefits, and profits as set forth in this Agreement.  Employee agrees to refrain from any interest, of any kind whatsoever, in any business similar to Employer's business.  Employee further acknowledges he will not engage in any form of activity which produces a potential or actual "conflict of interest" with those of Employer unless agreed to in advance and in writing.

E.

Place and Hours of Employment

Employee agrees that his duties shall be primarily rendered at Employee's business premises or at such other places as the Employer shall In good faith require.  Full time service for the Employee is expected which requires a minimum of 40 hours per week, exclusive of vacation, or any other form of leave as described within this Agreement.

3.

LENGTH OF AGREEMENT

Employer hereby agrees to employ Employee and Employee agrees to serve Employer accordance with the terms and conditions set forth herein, for an initial period ending on October 31, 2007 (the "Initial Term"), commencing as of the effective date of this Agreement, as indicated above.

The term of this Agreement shall automatically be extended for three (3) additional one-year periods from the date of this Agreement, and on each subsequent anniversary date under the same terms and conditions set forth herein unless Employer or Employee gives the other party written notice that it does not wish to extend the term of this Agreement, delivered not less than thirty (30) days prior to the anniversary date.

In the event such notice of intent not to extend is properly delivered by either party, this Agreement, along with all corresponding rights, duties and covenants, shall automatically expire at the end of the Initial Term or such extended term as is then applicable.

4.

PERFORMANCE TERMS

Based on representations made by Employee as well as expectations of the Employer, the parties agree that the performance terms set out in Schedule "A" shall constitute the standards for assessment of Employee's performance.  The Employee understands that failure to reach said benchmarks or performance terms may result in reassignment, demotion or termination.  Employee understands that reaching these benchmarks or performance terms constitutes a reasonable and substantial condition of employment but does not in any way guarantee or promise continued employment.

5.

COMPENSATION TERMS

A.

Pre-Term Compensation

Employee shall be entitled to participate in the initial grant of stock and options to be issued to the members of the Board of Directors of the Employer.

B.

Base Compensation

Employee shall receive as full compensation for all services provided by way of this Agreement a base salary of Five Thousand ($5,000) per month, payable in equal installments on the 15th and last day of each month.  Employee shall not receive, nor be entitled to receive, additional compensation for services unless specifically agreed to in writing by the Employer.  Employer shall deduct or withhold from compensation any and all sums required for federal income and social security taxes as well as all Provincial, state or local taxes now applicable or that may become applicable to Employee or Employer in the future.

In addition to the Base Salary, the Company shall issue or cause to be issued to Employee as incentive compensation ("Equity Compensation") that number of shares at such prices as is equal to the base compensation.  Such issuance will be made on a semi-annual basis, unless otherwise agreed by the parties hereto.  This Equity Compensation will be in addition to any compensation determined in accordance with any bonus or short term incentive compensation program (which may be based upon achieving certain specified performance criteria) which may be established by the Board either for the Employee or for senior management.  The determination as to the amounts of any awards available to the Employee under these programs shall be reviewed at least annually by the Company's Employee Compensation Committee to ensure that such amounts are competitive with awards granted to similarly situated employees of publicly held companies comparable to the Company.

C

Expense Reimbursement

Employee shall be entitled to reimbursement of expenses authorized and reasonably incurred in the performance of the functions and duties under this Agreement.  In order to receive reimbursement, Employee must provide Employer with an itemized account of all expenditures along with suitable receipts therefor.  Any expenditures over $1,000 require prior authorization.

D.

Salary Adjustments

Salary adjustments are based on the value contributed by Employee to Employer.  While salary adjustments are primarily based on merit, Employer may at times adjust salaries depending on overall company performance, changes in the consumer price index and/or changes to salaries of similarly situated employees in the company or industry.

6.

BENEFITS

A.

Insurance

Employer will supply extended health insurance benefits after ninety (90) days of employment.  Please refer to the attached summary plan descriptions for each benefit.

B.

Professional Licenses and Memberships

Employee is obligated to maintain any of those professional licenses necessary for the carrying out the functions and duties set forth in this Agreement.  Employer also encourages Employee to gain membership in associations related to our industry or that of our clientele.  Employer may, at its discretion, assist with payment for those licenses or memberships which both parties consider to be essential to performance of the job.

C.

Vacation [Paid Time Off]

Employer’s vacation policy is as follows:

Employee is not entitled to, nor does any, vacation begin to accrue until at least six (6) months of continuous employment have occurred.  After six (6) months of employment, Employee will become vested with accumulated vacation time for the preceding term of employment, and will continue to accumulate vacation time in the ordinary course of employment.  Vacation benefits should be used annually and may not accumulate for more than a two year period.  Employee must provide at least two (2) weeks notice of their intent to take vacation unless there are emergency circumstances.

D.

Stock Options, Bonuses, and Profit Sharing

Employee shall be entitled to participate in, be awarded, and otherwise share in grants of stock, stock options performance bonuses and any profit sharing arrangements made with management and employees generally as this may be established from time to time by the Board of Directors.

7.

TERMINATION

For purposes of this Agreement, the following definitions shall apply to the terms set forth below:

A.

Cause

It is understood that actions or omissions which will entitle, the Employer to terminate the Employment Term for "Cause" shall include, but not be limited to, the following:

1)

the Employee's indictment for, pleading nolo contendere to, or conviction of a felony involving moral turpitude, dishonesty, theft, fraud, violent conduct, breach of trust, or unethical business conduct; conduct of the Employee which constitutes theft or intentional misappropriation of funds, trade secrets or other proprietary property of the Company;

2)

conduct on the part of the Employee which constitutes illegal, fraudulent, dishonest or unethical dealings with the Employer, clients, customers and/or vendors;

3)

loss of licensure or other failure of the Employee to comply with applicable laws or regulations of any government agency regulating the business of the Employer;

4)

material breach of this Agreement, including but not limited to, gross neglect of duties or other terms of this Agreement which continues for a period of thirty (30) days after written notice thereof, except in the case of material breach by the Employee of the covenants set forth in Paragraph [8] of this Agreement, in which case the thirtieth (30th) day notice provision shall not be applicable;

5)

Employer's economic necessity;

6)

willful misconduct, such as sexual harassment or other discriminatory behavior; or

7)

discovery that an employee has falsified his employment history or background prior to employment.

"Cause" indicates the company's good faith ("reasonable standard") belief that cause exists.

B.

Disability

Disability shall mean a physical or mental incapacity as a result of which the Employee becomes unable to continue the proper performance of his or her duties hereunder.  Reasonable absences because of sickness for up to two (2) consecutive months are excepted; provided, however, that any new period of incapacity or absences shall be deemed to be part of a prior period of incapacity or absences if the prior period terminated within ninety (90) days of the beginning of the new period of incapacity or absence and the incapacity or absence is determined by the Employer, in good faith, to be related to the prior incapacity or absence.  A determination of Disability shall be subject to the certification of a qualified medical doctor agreed to by the Employer and Employee or, in the event of the Employee's incapacity to designate a doctor, Employee's legal representative.  In the absence of Agreement between the Employer and Employee, each party shall nominate a qualified medical doctor and the two (2) doctors so nominated shall select a third doctor, who shall make the determination as to Disability.

C.

Termination by Employer

Employer may terminate Employee's employment hereunder immediately For Cause.  Subject to the other provisions contained in this Agreement, Employer may terminate this Agreement for any reason other than Cause upon one hundred and eighty (180) days written notice to Employee.  The effective date of termination ("Effective Date") shall be considered to be one hundred and eighty (180) days subsequent to written notice of termination; however, the Employer may elect to have Employee leave the company immediately.

D.

Death or Disability

This Agreement shall terminate immediately upon the death or Disability of employee where allowable by law.

E.

Severance Benefits Received Upon Termination

1)

Termination For Cause:

If the Employee is terminated by the Employer For Cause, or if Employee terminates this Agreement, then the Employer shall pay Employee his base compensation earned through the Effective Date of such termination plus credit for any vacation earned and other benefit but not taken.  The Employer shall thereafter have no further obligations to Employee under this Agreement.

2)

Termination Without Cause:

If Employee's employment in terminated by the Employer without Cause, then the Employer shall provide the Employee:

a)

salary continuation in an amount equal to Employee's then Base Salary for a period of one hundred and eighty days (180) days, terminating on the Effective Date, said sum to be paid in equal installments at the times salary payments are usually made by the company; and

b)

health insurance coverage as then in effect for Employee, his spouse and dependent children for a period of three (3) months from the date of written notice, subject to any employee contribution provisions as defined in the Company Benefit Plans or as may be required by the Insurer.

c)

as a condition to receiving the benefits described in paragraph 7(E) above, Employee agrees to sign a General Release of Claims Agreement.

3)

Involuntary Termination Without Cause, For Good Reason, or Disability

If Employee's employment is terminated involuntarily without Cause by the Company, for Good Reason by the Employer, or as a result of Disability, then the Employer shall provide Employee:

a)

salary continuation in an amount equal to Employee's then Base Salary for a period of one (1) month, commencing on the date of written notice, said sum to be paid in equal installments at the times salary payments are usually made by the Employer, and

b)

It Employee's employment is terminated by the Employer as a result of death, then the Employer shall provide Employee's spouse or estate health insurance coverage as then in effect to Employee, his spouse and dependent children for a period of three (3) months, subject to any employee contribution provisions as defined in the Company Benefit Plan.

4)

Termination by the Company for Incapacity

Consistent with applicable law, if Employee is materially incapacitated from fully performing Employee's duties pursuant to this Agreement by reason of illness or other incapacity that aggregates not less than sixty (60) days during any twelve (12) month period of the Employment Term, Employer may terminate Employee's employment by giving the Employee at least thirty (30) days written advance notice.

8.

COVENANTS

A.

Non-Disclosure of Trade Secrets, Customer Lists and Other Proprietary Information

Employee agrees not to disclose or communicate, in any manner, proprietary information about Employer, its operations, clientele, or any other proprietary information, that relate to the business of Employer including, but not limited to, the names of its customers, its marketing strategies, operations, or any other information of any kind which would be deemed confidential, a trade secret, a customer list, or other form of proprietary information of Employer including but not limited to:

1)

sources of technology

2)

terms of equipment purchases

3)

identities of suppliers

4)

terms of installation agreements

5)

proprietary installation techniques

6)

internal operational controls

Employee acknowledges that the above information is material and confidential and that it affects the profitability of Employer.  Employee understands and that any breach of this provision, or of any other Confidentiality and Non-Disclosure Agreement, is a material breach of this Agreement.

To the extent Employee feels that he needs to disclose confidential information, he may do so only after being authorized to so do in writing by Employer.

B.

Non-Solicitation Covenant

Employee agrees that for a period of three (3) years following termination of employment, for any reason whatsoever, Employee will not disrupt, damage, impair or interfere with the Employer whether by way of interfering with or soliciting its employees, disrupting its relationships with clients, customers, agents, representative or vendors or otherwise solicit customers or clients of Employer.  By agreeing to this covenant, Employee acknowledges his contribution to Employer is unique to Employer's success and he has significant access to Employer's trade secrets and other confidential or proprietary information.

C.

Non-Recruit Covenant

Employee agrees not to recruit any of Employer's employees for the purpose of any outside business either during or for a period of three (3) years after Employee's tenure of employment with Employer.  Employee agrees that such effort at recruitment constitutes a violation of the non-solicitation covenant set forth above.

D.

Non-Compete Covenant

1)

Employee agrees not to compete with Employer in the business or practice of installing, monitoring and servicing video surveillance systems and the related technologies while working for Employer and for a period of two years after termination of employment within a radius of 100 miles of Employer's then operating locations.

2)

For purposes of this covenant not to compete, competition is defined as soliciting or accepting employment by, or rendering professional services to, any person or organization that is or was a client of Employer during the term of Employee's work with Employer.

E.

Adherence to Employer's Policies, Procedures, Rules and Regulations

Employee agrees to adhere by all those lawful policies, procedures, rules and regulations set forth by the Employer.  Said policies, procedures, rules and regulations include, but are not limited to, those set forth within the Employee Handbook, any summary benefit plan descriptions, or any other personnel practices or policies of Employer.  To the extent that Employer's policies, procedures, rules, and regulations conflict with the terms of this Agreement, the specific terms of this Agreement will control.

F.

Covenant to Notify Management of Unlawful Acts or Practices

Employee agrees to abide by the legal and ethics policies of Employer as well as Employer's other rules, regulations, policies and procedures.  Employer intends to comply in full with all governmental laws and regulations as well as any ethics code applicable to his profession.  In the event that Employee is aware of Employer, or any of its officers, agents or employees, violating any such laws, ethics codes, rules, regulations, policies or procedures, Employee agrees to bring forth all such actual and suspected violations to the attention of Employer immediately so that the matter may be properly investigated and appropriate action taken.

9.

PROPERTY RIGHTS

A.

Existing Customers or Clientele of Employee

Employer agrees that existing Customers or clients of Employee will become the property of Employer as the condition of employment.

B.

New Customers or Clientele Generated During Employment

Employee agrees that any customers or clientele generated by Employee pursuant to employment with Employer are the customers and clientele of the Employer and subject to the non-disclosure and non-solicitation covenants set forth above.

C.

Records and Accounts

Employee agrees that all those records and accounts maintained during the course of employment are the property of Employer, shall remain current and be maintained at Employer's place of business.

D.

Return Upon Termination

Employee agrees that upon termination, he will return to Employer any and all of those properties of the Employer including, but not limited to, intellectual property, trade secret information, customer lists, operation manuals, Employee Handbooks, records and accounts, materials subject to copyright, trademark, or patent protection, customer and Employer information, credit cards, business documents, reports, automobiles, keys, passes, security devices, and other property of Employer.

E.

Copyrights, Inventions and Patents

Employee understands that any copyrights, inventions or patents created or obtained, in part or whole, by Employee during the course of this Agreement are to be considered "works for hire" and the property of Employer.  Employee assigns to Employer all rights and interest in any copyright, invention, patents or other property related to the business of the Employer.

10.

INDEMNIFICATION FOR THIRD PARTY CLAIMS

Employee hereby agrees to indemnify, defend, save, and hold harmless Employer, shareholders, officers, directions, and other Employer's agents (other than Employee) from and against all claims, liabilities, causes of action, damages, judgments, attorneys' fees, court costs, and expenses which he may incur as a result of the claim for gross negligence or misconduct of Employee related to the Employee's performance of this Agreement, failure to perform job functions or duties as required, or while engaging in any activity outside the scope of this Agreement, before, during or after the termination of this Agreement.  Employee understands that this obligation of indemnification survives the expiration or termination of this Agreement.

11.

MEDIATION AND BINDING ARBITRATION

Employer and Employee agree to first mediate and then submit to binding arbitration any claims he may have against each other, of any nature whatsoever, other than those prohibited by law or for Workers Compensation, unemployment or disability benefits, pursuit to the rules of the Alberta Arbitration & Mediation Society [British Columbia].  Employee agrees to sign the attached Agreement to Mediate/Arbitrate claims as a condition of employment.

12.

ATTORNEYS` FEES AND COSTS

Employee and Employer agree that should any action, claim or litigation be instituted by either party against the other, that the prevailing party will be entitled to all of its expenses related to such action, claim or litigation including, but not limited to, reasonable attorneys' fees and costs, both before and after judgment.

13.

MISCELLANEOUS PROVISIONS

A.

Accuracy of Representations

Employee understands that any projections regarding the financial status or potential for growth of this Employer are matters of opinion only and do not constitute a legally binding representation.  Employee agrees that he has had the opportunity to conduct due diligence of Employer and are satisfied with the representations that have been made.

B.

Notices

Employee agrees that any notices that are required to be given under this Agreement shall be given in writing and shall be deemed to have been duly given or delivered when, sent by certified mail, return receipt requested, to the principal place of business of the Employer or residence of the Employee as set forth herein.

C.

Entire Agreement

This Agreement represents the complete and exclusive statement of the employment agreement between the Employer and Employee.  No other agreements, covenants, representations or warranties, express or implied, oral or written, may be relied upon have been made by the parties concerning his employment agreement.  This written agreement may be modified only in writing signed by a corporate officer.

D.

The Effect of Prior Agreements or Understandings

This Agreement supersedes any and all prior Agreements or understandings between the parties, including letters of intent or understanding, except for those documents specifically referred to within this Agreement.

E.

Modifications

Employee and Employer agree that this writing, along with those Agreements referred to within it, including, but not limited to, the Employee Handbook and [Non-Disclosure Agreement], constitutes the entirety of the Employment Agreement between the parties.  Any modifications to this Agreement may only be done in writing and must be signed by [an officer] of Employer.

F.

Severability of Agreement

To the extent that any provision hereof is deemed unenforceable, all remaining provisions of this Agreement shall not be affected thereby and shall remain in full force and effect.

G.

Waiver of Breach

The waiver by Employer of a breach of any provision of this Agreement by Employee shall not operate as a waiver of any subsequent breach by the Employee.  No waiver shall be valid unless placed in writing and signed by [an officer] of Employer.

H.

Ambiguities Related to Drafting

Employer and Employee agree that any ambiguity created by this document will not be construed against the drafter of same.

I.

Choice of Law, Jurisdiction and Venue

Employee agrees that this Agreement shall be interpreted and construed in accordance with the laws of the Province of Alberta and that should any claims be brought against Employer related to terms or conditions of employment it shall be brought within a court of competent jurisdiction within the Provinces of Alberta or British Columbia.  Employee also consents to jurisdiction of any claims by Employer related to the terms or conditions of employment by a court of competent jurisdiction within the Provinces of Alberta or British Columbia.

J.

Submission to Drug Testing

Employee agrees and understands that it is the policy of Employer to maintain a drugfree workplace.  Employee understands that Employer has the right, upon reasonable suspicion, to demand that Employee immediately undergo testing for the presence of illegal or inappropriate drug usage.

K.

Statute of Limitations

Employee has a one year statute of limitation for the filing of any requests for mediation, or arbitration, or for any lawsuit related to this Agreement or the terms and conditions of his employment.  If said claim is filed more than one year subsequent to Employee's last day of employment it is precluded by this provision, regardless of whether the claim had accrued at that time or not.

L.

Attorney Review

Employee warrants and represents that Employee in executing his Agreement has had the opportunity to rely on legal advice from an attorney of Employee's choice, so that the terms of this Agreement and his consequences could have been fully read and explained to Employee by an attorney and that Employee fully understands the terms of this Agreement.

IN WITNESS WHEREOF, the undersigned Employee and Employer have caused this Agreement to be duly executed as of the date first above written.

MONEYFLOW SYSTEMS INTERNATIONAL, INC.

Per:

/s/Hal Schultz

Authorized Signatory

EMPLOYEE

Per:

/s/ Philip Moriarity

Philip Moriarity

SCHEDULE A

The parties agree that the following performance terms shall represent a fair and reasonable mechanism for assessing the employee's performance for the purpose of calculating salary adjustments, performance bonuses, stock option plan participation, profit-sharing participation, share dividend distributions, contract extensions and continued employment:

  Year-over-year sales growth

  year-over-year profit growth

  year-over-year net contributed cash flow

  identification and successful acquisition of related business opportunities development of ancillary business opportunities

  ongoing stability of operations

The parties further agree that the above itemized standards of measurement shall be applied, taking into account overall industry growth, general economic conditions, changes in regulations, and the ability of the parent company to provide the employee with the appropriate financial and administrative support required to meet the anticipated performance standards expected.